Exhibit 99.1

To:	Tercica, Inc.
2000 Sierra Point Parkway, Suite 400
Brisbane, California 94005
USA

Attn:	General Counsel

TERCICA, INC.

First Senior Convertible Promissory Note

convertible into shares of Tercica, Inc.’s common stock

Any term used in this Notice of Conversion and not otherwise defined shall have the meaning set forth in the Tercica, Inc. First Senior Convertible Promissory Note (the Note) for the principal sum of $25,037,000 issued to Ipsen, S.A., a French société anonyme, and dated October 13, 2006. The undersigned, being the holder of the Note, hereby irrevocably elects that a Conversion Amount of $26,169,800 (comprised of a principal amount of $25,037,000, accrued and unpaid interest on such principal amount at the interest rates provided in the Note to the Conversion Date of $1,132,800) be converted into fully paid and non-assessable shares of Common Stock in accordance with the terms and conditions of the Note. In accordance with the terms of the Note, by dividing the above Conversion Amount by a Conversion Price of $7.41 (such price being the Conversion Price in effect on the date of this Notice of Conversion), the undersigned has calculated that 3,531,687 shares of Common Stock (the Conversion Shares) are issuable upon such conversion.

The undersigned requests that stock certificates for the Conversion Shares be issued and delivered to the undersigned at the address set forth below.

[Signature Page Follows]

Dated:	July 22, 2008

Signature of Registered Holder

/s/ Jean-Luc Bélingard

Name of Registered Holder (Print)

Ipsen, S.A.

Address

42, rue du Docteur Blanche

75016 Paris

France